Exhibit 10.5

May 15, 2015

Geoff M. Massingberd

c/o MEGA Brands Inc.

4505 Hickmore

Montreal, QC

CANADA

H4T 1K4

Dear Geoff,

This letter (this “Letter Agreement”) memorializes our discussions with respect to your upcoming separation of employment (the “Separation”) with certain subsidiaries (the “Company”) of Mattel, Inc. (“Mattel”) on August 31, 2015 (the “Termination Date”), including with respect to your employment through the Termination Date and with respect to the application of certain terms of the Mattel, Inc. Executive Severance Plan B (the “Severance Plan”) and the participation letter relating to the Severance Plan, dated as of July 10, 2014, between you and Mattel (the “Participation Letter”). This Letter Agreement also serves as notice to you pursuant to Section 15 of the Severance Plan; and, you specifically agree and acknowledge to waive the requirement in Section 2(f) that the Termination Date be no more than fifteen (15) days after the actual receipt of the notice of termination.

Service Through The Termination Date. You shall cease to serve as Chairman and President of MEGA Brands Inc., effective June 30, 2015. From July 1, 2015 through the Termination Date, you shall be an Executive Advisor, reporting to the Chief Executive Officer of Mattel or his designee, with such duties as shall reasonably be requested of you by the Chief Executive Officer or his designee. Pursuant to the terms of the Severance Plan, you will be eligible to receive a pro-rated annual bonus that you would have received under the Mattel Incentive Plan (the “MIP”) for fiscal year 2015, if any, as if you had remained employed through the regularly scheduled payment date for such MIP bonus, based on the number of days in fiscal year 2015 you were employed with the Company, payable following the end of fiscal year 2015 in accordance with the applicable terms of the MIP and the Severance Plan.

Severance Benefits. For purposes of the Severance Plan, the Separation is currently deemed a Covered Termination (as defined in the Severance Plan) pursuant to Section 2(e) thereof. In connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) of the Severance Plan, subject to your execution following the Termination Date of the release (the “Release”) in substantially the form attached as Exhibit A to the Participation Letter (and the Release becoming irrevocable within 55 days of the Termination Date).

Tax Equalization & Tax Return Preparation Assistance. In order to finalize any tax issues relating to your assignment to Canada, you will be provided with US and Canadian tax return preparation services for 2015 and 2016. These services will be provided by Mattel’s designated tax services provider (currently KPMG). In addition, Mattel’s designated tax service provider will prepare tax equalization settlement calculations for each year in accordance with the terms of Mattel’s Tax Equalization Practice. Any final settlement due between Mattel and yourself should be settled within 60 days of the tax equalization settlement calculation being finalized and provided to you. If it is determined that you have trailing compensation reportable in Canada beyond 2016, the Tax department will authorize tax return preparation for additional years and Mattel’s Tax Equalization Practice will continue to be applied. Please contact Mattel’s Tax Department if you have any questions relating to either Mattel’s Tax Equalization Practice or the tax preparation services to be provided to you.

Resignation From All Positions. You agree to tender your resignation from any and all positions you occupy as an officer or director of the Company, effective as of June 30, 2015, by signing the resignation letter in the form of Exhibit A to this Agreement and returning it to me along with this Agreement.

Severance Plan. You agree and acknowledge that the Severance Plan and your Participation Letter remain in full effect and that this Letter Agreement shall not interfere with or restrict the right of the Company to discharge you for Cause (i.e., if your employment terminates for any reason other than a Covered Termination prior to August 31, 2015, you acknowledge that you will not be eligible for the severance benefits under the Severance Plan). The Termination Date shall be the “Date of Termination” for all purposes of the Severance Plan.

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the Release and the 2012 Employee Confidentiality and Inventions Agreement (effective May 1, 2012) (the “2012 Agreement”) or any agreement superseding the 2012 Agreement (collectively, the “Agreements”) constitute the full understanding of you, Mattel and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from Mattel, the Company and its affiliates.

Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The dispute resolution provisions of the Severance Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and Mattel. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Sincerely,

Mattel, Inc.

By:	/s/ Alan Kaye
Alan Kaye
Executive Vice President, Chief Human Resources Officer

Acknowledged and Agreed: /s/ Geoff M. Massingberd
Geoff M. Massingberd

Exhibit A

Date:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:	Resignation from director and officer positions with Mattel subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as a director or officer of any direct or indirect subsidiary of Mattel, Inc., effective as of June 30, 2015.

Very truly yours,

Signature:

Name: